EXHIBIT 99.1

News Release

For Further Information:

David Caouette	Peter Rowe
425-580-8278	425-580-7667
david.caouette@attws.com	peter.rowe@attws.com

AT&T Wireless Reports Complete First Quarter
Results

Expands on Tuesday’s Release of Quarterly Services Revenue and Subscriber Results

For Immediate Release: Friday, April 23, 2004

     Redmond, WA — AT&T Wireless (NYSE: AWE) today reported complete first quarter financial results, expanding on the company's release on Tuesday of quarterly services revenue and subscriber results.

     AT&T Wireless said services revenue for the first quarter totaled $3.746 billion compared to $3.743 billion in the first quarter of 2003. The company said services revenue benefited from higher data and roaming revenues and increased non-rate plan revenue, offset by fourth quarter holiday offers, services credits associated with significant customer retention efforts and a decrease in monthly plan revenue from customers.

     Net loss per share (EPS) was ($0.02) for the quarter compared with earnings per share of $0.05 in the year-ago quarter. The decline in net income per share was due primarily to lower operating income partially offset by the tax benefit during the first quarter of 2004 and the gain on the sale of the company's ownership stake in a non-strategic minority investment.

     First quarter consolidated OIBDA (defined as operating income before depreciation and amortization) was $966 million (see Attachment A), a 13 percent decrease from the $1.110 billion in OIBDA in the same period last year. OIBDA margin declined 390 basis points, to 25.8 percent from 29.7 percent in the same period last year (See Attachment B). The decline in both metrics was driven by flat services revenue and increased operating expenses.

     “This was clearly a tough quarter for AT&T Wireless,” said John D. Zeglis, AT&T Wireless Chairman and CEO. “We are a momentum business and the momentum we lost late last year had a carryover effect on our performance in the first quarter. On the other hand, despite disappointing results in the quarter, our trend lines are showing improvement, thanks to the aggressive recovery plans we began putting in place late last year and early in 2004.

     “In addition, we continue to generate strong sales,” Zeglis said. “With three consecutive quarters of gross adds exceeding 2 million, customers are clearly excited about the product we have in the market. And, our long-term strategic initiatives — including a commitment to the global GSM standard and its corresponding data and international roaming revenue — are delivering.

     “At the same time, our rate of customer churn was unacceptably high during the quarter,” Zeglis noted. “Fixing this problem required a heavy investment in customer retention, and significant upgrades in the quality and coverage of our GSM network, and the quality of our customer care. The additional spending had a direct effect on OIBDA and OIBDA margin. However, the investment is beginning to generate results, as we saw a decline in the rate of customer departures in each successive month of the quarter.”

     Operating free cash flow, as calculated in Attachment C, totaled $(294) million, compared to $529 million in the prior year quarter. The swing to negative free cash flow was driven primarily by higher capital expenditures, lower OIBDA, and a higher use of cash from changes in working capital during the first quarter.

     Average revenue per user (ARPU), as calculated in Attachment D, declined from $58.70 in the year-ago quarter to $56.60. The decline in ARPU was driven by higher promotional service credits and lower average monthly recurring charges, which resulted in lower average revenue per minute. Partially offsetting the lower average revenue per minute were higher average per-user contributions from data revenues, and non-rate plan revenues.

     Higher subscriber deactivations resulted in an increase in churn to 3.7 percent in the first quarter, and net subscriber additions of negative 367,000. The company said increased churn and negative net adds were driven by a combination of factors, including: near record levels of customers coming off contract, the first full quarter of LNP pressure, and residual service challenges associated with supporting the GSM customer base.

     Total revenue for the first quarter was $4.075 billion, an increase of $12 million, or 3.2 percent compared with the prior year quarter.

     Minutes of use per subscriber remained strong at 563, an increase of 10.6 percent from the first quarter of 2003 and consistent with the recent trend in growth in wireless minutes as subscribers continue to shift to calling plans that include larger buckets of minutes.

Network Upgrade

     Capital expenditures, including internal use software, were $739 million in the first quarter, an increase of 72.6 percent from the year ago quarter. The majority of the company's capital spending during the first quarter of 2004 related to the GSM/GPRS/EDGE network, including the overlay of 850 MHz GSM radios in 850 MHz markets and other investments to enhance quality and expand capacity of the GSM/GPRS/EDGE network.

2004 Outlook

     In light of the pending Cingular transaction, which both companies hope to close before the end of the year, and AT&T Wireless' first quarter results, the company said the guidance it gave for 2004 prior to the merger announcement no longer applies. AT&T Wireless said it would not provide new financial guidance for the year, saying it needs maximum flexibility in managing the business between now and the close of the deal.

About AT&T Wireless

     AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.692 million subscribers as of March 31, 2004, and revenues of more than $16.8 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.

Forward Looking Statements

     This press release contains “forward-looking statements” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

     Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings. For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its annual report on Form 10-K filed on March 5, 2004.

Attachments to First Quarter 2004 Earnings Press Release

Attachment A

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP in that they exclude depreciation and amortization. They differ from net income (loss) as calculated in accordance with GAAP in that they exclude (i) depreciation and amortization, (ii) other income (expense), (iii) interest expense, (iv) provision (benefit) for income taxes, and (v) net equity earnings (losses) from investments in unconsolidated subsidiaries. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $1.25 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes, and in presentations to our board of directors, and we use multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries, as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). We may record impairment charges in the future related to our investments if there are declines in the fair values of our investments, which we deem to be other than temporary. OIBDA also excludes interest expense and the provision (benefit) for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber. We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with its analysis of net income (loss) as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table summarizes the reconciliation of OIBDA to consolidated net (loss) income:

(Unaudited) ($M)	For the three months ended
	Mar 31,	Mar 31,	Dec 31,
	2004	2003	2003
OIBDA	$966	$1,110	$890
Depreciation and amortization	(887)	(735)	(870)
Other income (expense)	42	(30)	(4)
Interest expense	(196)	(184)	(196)
Benefit (provision) for income taxes	34	(46)	—
Net equity (losses) earnings from investments in unconsolidated subs	(17)	27	96

Net (loss) income	$(58)	$142	$(84)

Attachment B

The following table summarizes the reconciliation of OIBDA margin to consolidated net (loss) income as a percentage of services revenue:

	For the three months ended
(Unaudited)	Mar 31,	Mar 31,	Dec 31,
(All items shown as % of services revenue)	2004	2003	2003
OIBDA	25.8%	29.7%	22.8%
Depreciation and amortization	(23.7%)	(19.7%)	(22.3%)
Other income (expense)	1.1%	(0.8%)	(0.1%)
Interest expense	(5.2%)	(4.9%)	(5.0%)
(Benefit) provision for income taxes	0.9%	(1.2%)	—
Net equity (losses) earnings from investments in unconsolidated subs	(0.4%)	0.7%	2.5%

Net (loss) income	(1.5%)	3.8%	(2.1%)

Attachment C

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

(Unaudited) ($M)	For the three months ended
	Mar 31,	Mar 31,	Dec 31,
	2004	2003	2003
Net cash provided by operating activities	$554	$1,275	$826
Less: Capital expenditures, including internal use software	848	501	1,125

Free cash flow	(294)	774	(299)
Less: Cash received from termination of interest rate swap agreements	—	245	—

Operating free cash flow	$(294)	$529	$(299)

Attachment D

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues generated from other wireless carriers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

(Unaudited) ($ in M, except for ARPU amount)	For the three months ended
	Mar 31,	Mar 31,	Dec 31,
	2004	2003	2003
Services revenue	$3,746	$3,743	$3,904
Less: Revenues not generated by wireless subscribers	52	31	48

Services revenue used to calculate ARPU	$3,694	$3,712	$3,856

Average revenue per user per month (ARPU)	$56.60	$58.70	$58.70

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts – Unaudited

	For the three months ended
	March 31,
	2004	2003	Change
REVENUE
Services	$3,746	$3,743	0.1%
Equipment	329	205	60.6%
Total revenue	4,075	3,948	3.2%
OPERATING EXPENSES
Costs of services	1,166	1,114	4.6%
Costs of equipment sales	586	469	25.0%
Selling, general and administrative	1,357	1,255	8.2%
Depreciation and amortization	887	735	20.8%
Total operating expenses	3,996	3,573	11.9%
OPERATING INCOME	79	375	(79.1%)
Other income (expense)	42	(30)	235.5%
Interest expense	196	184	6.3%
(LOSS) INCOME BEFORE INCOME TAXES AND NET EQUITY (LOSSES) EARNINGS FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	(75)	161	(146.7%)
(Benefit) provision for income taxes	(34)	46	(173.9%)
Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax	(17)	27	(162.9%)
NET (LOSS) INCOME	(58)	142	(140.9%)
Accretion of mandatorily redeemable preferred stock	—	7	(100.0%)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(58)	$135	(142.9%)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS PER BASIC AND DILUTED SHARE	$(0.02)	$0.05
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET (LOSS) INCOME PER SHARE:
Basic	2,721	2,711
Diluted	2,721	2,712

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	March 31,	December 31,
	2004	2003	Change
ASSETS
Cash and cash equivalents	$4,067	$4,339	(6.3%)
Short-term investments	183	202	(9.3%)
Accounts receivable, less allowances of $282 and $334	1,994	2,301	(13.3%)
Inventories	226	309	(26.8%)
Deferred income taxes	288	303	(5.1%)
Prepaid expenses and other current assets	415	361	14.9%
TOTAL CURRENT ASSETS	7,173	7,815	(8.2%)
Property, plant and equipment, net of accumulated depreciation and amortization of $10,828 and $10,146	16,264	16,374	(0.7%)
Licensing costs, net	14,499	14,500	—
Investments in and advances to unconsolidated subsidiaries	1,137	1,169	(2.8%)
Goodwill	7,443	7,390	0.7%
Other assets, net of accumulated amortization of $413 and $378	542	554	(2.3%)
TOTAL ASSETS	$47,058	$47,802	(1.6%)
LIABILITIES
Accounts payable	$890	$1,174	(24.2%)
Payroll and benefit-related liabilities	337	500	(32.6%)
Advertising and promotion accruals	91	149	(38.6%)
Business tax accruals	258	289	(10.5%)
Interest payable on long-term debt	155	240	(35.5%)
Other current liabilities	1,158	1,100	5.3%
TOTAL CURRENT LIABILITIES	2,889	3,452	(16.3%)
Long-term debt	10,410	10,459	(0.5%)
Mandatorily redeemable preferred stock $0.01 par value, 1,000 shares authorized, .233 shares issued	184	177	3.7%
Deferred income taxes	4,537	4,699	(3.4%)
Other long-term liabilities	636	658	(3.4%)
TOTAL LIABILITIES	18,656	19,445	(4.1%)
MINORITY INTEREST	33	30	9.5%
MANDATORILY REDEEMABLE COMMON STOCK
$0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,319 and 2,308 shares issued and outstanding)	23	23	0.5%
Additional paid-in capital	23,794	23,688	0.4%
Receivable from former parent, AT&T	(25)	(25)	—
Accumulated deficit	(3,090)	(3,032)	1.9%
Accumulated other comprehensive income	3	9	(64.2%)
TOTAL SHAREHOLDERS’ EQUITY	20,705	20,663	0.2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,058	$47,802	(1.6%)

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the three months ended
	March 31,
	2004	2003
OPERATING ACTIVITIES
Net (loss) income	$(58)	$142
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net (gains) losses on sale/exchange of assets, businesses, and investments in unconsolidated subsidiaries	(26)	35
Depreciation and amortization	887	735
Amortization of debt premium/discount, interest accretion, and deferred financing fees	(1)	19
Deferred income taxes	(127)	82
Net equity losses (earnings) from investments in unconsolidated subsidiaries	17	(27)
Provision for uncollectible receivables	150	137
Proceeds received from termination of interest rate swap agreements	—	245
Decrease in accounts receivable	167	59
Decrease in inventories	83	78
Decrease in accounts payable	(168)	(88)
Net change in other operating assets and liabilities	(370)	(142)
NET CASH PROVIDED BY OPERATING ACTIVITIES	554	1,275
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(848)	(501)
Distributions and sales of unconsolidated subsidiaries	26	5
Contributions, advances, and purchases of unconsolidated subsidiaries	—	(2)
Acquisitions of consolidated businesses, including cash acquired	(112)	(5)
Net redemptions of held-to-maturity securities	17	—
Other financing activities, net	(3)	—
NET CASH USED IN INVESTING ACTIVITIES	(920)	(503)
FINANCING ACTIVITIES
Repayment of debt due to others	(13)	—
Proceeds from AT&T Wireless Services common stock issued	104	7
Cash received from former parent, AT&T	—	436
Other financing activities, net	3	(5)
NET CASH PROVIDED BY FINANCING ACTIVITIES	94	438
NET (DECREASE) INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	(272)	1,210
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,339	2,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,067	$3,563